Exhibit 99.2

Altitude International Announces Upcoming National Media Placements

Press Release | 08/09/2021

Altitude International Announces Upcoming National Media Placements

PR Newswire

PORT ST. LUCIE, Fla., Aug. 9, 2021

PORT ST. LUCIE, Fla., Aug. 9, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OTCQB: ALTD) has just released a partial schedule for the first part of its six-part series of in-depth interviews that will be airing on cable’s largest news and business networks. The opening 18-minute segment features CEO Greg Breunich discussing some of ALTD’s most significant new developments with noted financial journalist Jane King. The video can be seen in full right now on newtothestreet.com.

The following air times are locked in:

Monday, August 9, 10:30 PM PST	FOX BUSINESS
Monday, August 16, 10:00 AM EST	NEWSMAX
Monday, August 16, 10:30 PM PST	FOX BUSINESS and NEWSMAX
Saturday, August 28, 6:00 PM EST	BLOOMBERG
Sunday, August 29, 10:00 AM EST	NEWSMAX

There will be 15 more airings of this opening interview on a number of other cable news and business networks that will be announced in the coming days. Filming of the 2nd segment of this series will begin next week.

Additionally, New to The Street will be producing 30-secondALTD commercials and other ALTD content that will be shown on their syndicated broadcast network of major cable news and business channels as well as billboards in Times Square and other strategic locations over the next 18 months. Please visit altdint.com or newtothestreet.com for regular updates on scheduled ALTD media events and airings.

The New to the Street scheduled airings of course do not include any of the real-time mass media coverage that ALTD may be receiving from its many new business developments and/or humanitarian initiatives. New to the Street’s approach has been designed to adapt to and augment the massive number of media pick-ups they are anticipating for ALTD throughout the coming months.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations.

The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.

Media contact: Justin Baronoff 561-750-9800 justin@transmediagroup.com

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SOURCE Altitude International Holdings, Inc.